Exhibit 10.27
EARN-OUT AGREEMENT
     This EARN-OUT AGREEMENT (“Agreement”) is entered into as of May 15, 2009, by and among Simonich Corporation, a California corporation (the “Company”), Scott Simonich, the sole shareholder of the Company (“Simonich”), and Bank of Commerce Holdings (together with any acquisition subsidiary that may be formed for the purposes of effecting the transactions contemplated by this Agreement, “BOCH”).
Stock Purchase Agreement; Capitalized Terms. Purchaser, Company and Simonich are parties to an Stock Purchase Agreement, dated May 15, 2009 (the “Stock Purchase Agreement”). Capitalized terms used herein have the respective meanings ascribed thereto in the Stock Purchase Agreement unless otherwise defined herein.
Earn-Out Payment. The Earn-Out Payment (“Earn-Out Payment”) shall be calculated and paid in the manner and on the terms and conditions set forth in this Section 2.
               (a) Except as otherwise specified herein, BOCH shall make annual installment payments (each, an “Earn-Out Installment Payment”) towards the aggregate Earn-Out Payment in the event that BOCH has Allocations (as defined below) equal to or in excess of the amounts set forth in the following tables. Each table represents successive levels of Earn-Out Installment Payments that Simonich may receive depending on the future performance of the Company. Except as discussed in Section 2(d), the Earn-Out Payment shall be the cumulative amount payable hereunder for the years 2010, 2011, and 2012.
     “Allocations” shall mean BOCH’s 51% share of the annual after tax profits of the Company.
     (b) The maximum aggregate amount of the Earn-Out Payment is $1,000,000, payable over the period described herein. The parties intend that Simonich will be able to earn the $1,000,000 maximum Earn-Out Payment so long as the aggregate Allocations to BOCH over the period 2010, 2011, and 2012 cumulate to at least $1,950,000.
     (c) Subject to the over-ride payments described in Section 2(e), there shall be three (3) levels of potential Earn Out Payments, labeled as “Threshold,” “Target” and “Maximum”. The Earn-Out Installment Payment associated with Threshold performance shall be $200,000 per year, calculated in accordance with Table 1. The Earn-Out Installment Payment associated with Target performance shall be $250,000 per year, calculated in accordance with Table 2. The Earn-Out Installment Payment associated with Maximum performance shall be $333,333.33 per year, calculated in accordance with Table 3. The Tables are set out in Exhibit I attached to this Agreement.
     (d) With respect to any year, Simonich shall be eligible to receive the highest level of Earn-Out Installment Payment associated with the aggregate Allocations to BOCH in Tables 1, 2 and 3, net of any prior Earn-Out Installment Payments made to Simonich. For years after 2012, until such time as Simonich achieves the maximum aggregate Earn-Out Payment of $1,000,000, Simonich shall be eligible to receive an Earn-Out Installment Payment equal to (1) up to $200,000, if the Allocation to BOCH for such year is $500,000 or more, but less than $625,000; (2) up to $250,000, if the Allocation to BOCH for such year is $625,000 or more, but less than $750,000; or (3) up to $333,333, if the Allocation to BOCH for such year is $750,000 or more. Once Simonich receives the maximum aggregate Earn-Out Payment of $1,000,000, no additional Earn-Out Payments shall be made. In calculating the Cumulative Allocations for 2010, any Allocations occurring during 2009 shall be included.
     (e) If Simonich exceeds the Table 3 Maximum Target in any year, there shall be an over-ride Earn-Out Payment made to Simonich equal to 50% of each dollar by which the Cumulative Allocations to BOCH exceed the Maximum Target; provided, however, that if Simonich is paid an over-ride Earn-Out Payment with respect to any Cumulative Allocation, he cannot be paid in the following year with respect to the same Cumulative Allocation amount. An over-ride Earn-Out Payment will be available for performance exceeding the 2009 Maximum Target. An illustration of the operation of the over-ride Earn-Out Payment is set out in Exhibit II attached to this Agreement.
     (f) For purposes of all calculations of Allocations under this Agreement, BOCH’s Chief Financial Officer shall prepare a statement of each such calculation promptly after the end of each period for which Earn-Out Payments can be earned (each, an “Earn-Out Period”), but in no event later than sixty (60) days following the end of the relevant Earn-Out Period (subject to the completion of the audit of BOCH’s financial statements by its outside auditor). Copies of BOCH’s computation of Allocations shall be submitted in writing to Simonich by BOCH and, unless Simonich notifies BOCH within forty-five (45) days after receipt of such computation that he objects to such computation of Allocations or Cumulative Allocations, as the case may be, the computation shall be binding and conclusive for the purposes of this Agreement. Simonich shall have access to the books and records of BOCH during regular business hours to verify the computation of Allocations made by BOCH.
     (g) If Simonich notifies BOCH in writing within forty-five (45) days after receipt of BOCH’s computation that it objects to the computation of Allocations set forth therein, Simonich and BOCH shall negotiate in good faith to resolve the dispute during the fifteen (15) day period following BOCH’s receipt of such notification. If such dispute is not resolved within that period, it shall be submitted for resolution in accordance with terms of the Stock Purchase Agreement.
     (h) If no notice of objection is delivered by Simonich, BOCH shall make any applicable Earn-Out Installment Payment not later than three (3) business days after the earlier of the expiration of the 45-day period for delivery of such notice of objection or the date Simonich notifies BOCH that the Allocation calculation is accepted without objection. If a notice of objection is delivered by Simonich, the Earn-Out Installment Payment will be made three (3) business days after the date all disputed items are finally resolved.
                    (i) At Simonich’s election, the initial $100,000 of Earn-Out Installment Payments shall be made in the form of BOCH common stock (the “Stock Payment”) which shall be issued subject to a three-year lock up agreement pursuant to which Simonich shall not be permitted to trade such shares. The number of shares to be issued in connection with the Stock Payment shall be calculated, at the time that it is earned, by dividing the BOCH common stock trading price on the last trading date of the preceding calendar year into $100,000. Any resulting fraction share shall be rounded upward to the nearest whole share. The $100,000 of the Allocation represented by the Stock Payment, which would be otherwise payable to Simonich as an Earn-Out Installment Payment hereunder, shall be paid to BOCH.
Covenants. During the period when Earn-Out Payments may be earned (the “Term”), the parties shall cause the Company to operate its business in a manner consistent with the operations of Company prior to the formation of the Company, except as augmented by the capital additions provided under the Stock Purchase Agreement. In addition to, and not in limitation of, the foregoing, during the Term, the Company shall not:

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sell any of its assets outside the Ordinary Course of Business;
merge or consolidate with any other Person;
issue any shares of capital stock to any other Person;
dissolve, liquidate or otherwise end its business;
acquire any other Person, or acquire any material assets of any other Person other than in the
Ordinary Course of Business.
Termination of Employment. In the event that the employment of Simonich is terminated prior to all Earn-Out Installment Payments being earned, Simonich shall nonetheless be entitled to receive Earn-Out Payments, if his employment is terminated (a) by the Company without Cause or if Simonich either resigns his employment for Good Reason (as defined in his Employment Agreement), or (b) as the result of the Simonich’s death or disability. This Agreement, by itself, shall not be deemed for any purposes to be an agreement to provide continued employment or to amend the terms or any employment agreement that may exist between Simonich and the Company.
Miscellaneous. This Agreement constitutes an agreement solely among the parties hereto, and is not intended to and shall not confer any rights, remedies, obligations or liabilities, legal or equitable, including any right of employment, on any Person other than the parties hereto and their respective successors, assigns and legal representatives, or otherwise constitute any Person a third party beneficiary hereunder or by reason hereof. Neither party may assign its rights or obligations under this Agreement without the express written consent of the other party. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original agreement, but all of which together shall constitute one and the same instrument. This Agreement may only be amended or modified in writing signed by the party against whom enforcement of such amendment or modification is sought. This Agreement shall be governed by and construed in accordance with the laws of the State of California, regardless of any other laws that might otherwise govern under principles of conflicts of laws applicable thereto. Any legal proceeding to enforce any provision of this Agreement or arising out of this Agreement must be brought in the federal or state courts located in the State of California, County of Shasta, and each of the parties consents to the jurisdiction of such courts and waives any objection to venue laid therein. Process may be served on any party anywhere in the world.

     IN WITNESS WHEREOF, the parties have caused this Earn-Out Agreement to be duly executed and delivered as of the date first set forth above.

COMPANY:

Simonich Corporation

/s/ Scott Simonich
By: Scott Simonich
Title: President and Chief Executive Officer

SIMONICH:

/s/ Scott Simonich
By: Scott Simonich

BOCH:

Bank of Commerce Holdings

/s/ Patrick J. Moty
By: Patrick J. Moty
Title: President and Chief Executive Officer

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